Exhibit 4.1

AVALONBAY COMMUNITIES, INC.

Issuer

to

THE BANK OF NEW YORK MELLON

Trustee

Fifth Supplemental Indenture

Dated as of November 21, 2014

FIFTH SUPPLEMENTAL INDENTURE, dated as of November 21, 2014 (the “Supplemental Indenture”), between AVALONBAY COMMUNITIES, INC., a corporation organized under the laws of the State of Maryland (herein called the “Company”), and The Bank of New York Mellon, a corporation organized and existing under the laws of the State of New York, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company has heretofore delivered to the Trustee an Indenture dated as of January 16, 1998 (the “Senior Indenture”), a First Supplemental Indenture dated as of January 20, 1998, a Second Supplemental Indenture dated as of July 7, 1998, a Third Supplemental Indenture dated as of December 21, 1998, an Amended and Restated Supplemental Indenture dated as of July 10, 2000 and a Fourth Supplemental Indenture dated as of September 18, 2006, the forms of which have been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and incorporated by reference as exhibits to the Company’s Registration Statement on Form S-3 (Registration No. 333-179720), providing for the issuance from time to time of Senior Debt Securities of the Company (the “Securities”) in an unlimited aggregate principal amount, including a series of debt securities entitled “Medium-Term Notes Due Nine Months or More from Date of Issue” currently limited to $500,000,000 in aggregate initial principal amount.

The Company wishes to amend and restate Section 507 of the Senior Indenture, as provided in this Fifth Supplemental Indenture.

Section 901, including without limitation Sections 901(5) and 901(9), of the Senior Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Senior Indenture to change or eliminate any of the provisions of the Senior Indenture, and may also enter into an indenture supplemental to the Senior Indenture to make any other provision with respect to matters or questions arising under the Senior Indenture, subject in both cases to certain limitations with respect to outstanding Securities.  This Fifth Supplemental Indenture does not affect any outstanding Securities, and applies only to Securities issued after the date of this Fifth Supplemental Indenture.  The amendments herein do not and shall not adversely affect the interests of the Holders of Securities of any series in any material respect.

The Trustee is willing to enter into this Fifth Third Supplemental Indenture at the Company’s request, subject to compliance with Section 901 of the Senior Indenture, as applicable.

The Board of Directors of the Company has previously duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture.

All the conditions and requirements necessary to make this Fifth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of each of the series of Securities provided for herein by the Holders thereof and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes (as herein defined) or of any series thereof, as follows:

ARTICLE ONE

RELATION TO SENIOR INDENTURE; DEFINITIONS

SECTION 1.1. Relation to Senior Indenture.  This Supplemental Indenture constitutes an integral part of the Senior Indenture.

SECTION 1.2.  Definitions.  For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(1)                                 Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Senior Indenture; and

(2)                                 All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.

ARTICLE TWO

AMENDMENT AND RESTATEMENT OF SECTION 507

SECTION 2.1.  Amendment and Restatement of Section 507.  Section 507 of the Senior Indenture is hereby amended and restated to provide as follows:

SECTION 507.  Limitation on Suits.  No Holder of any Security of any series or any related coupon shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Securities, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(1)                                 such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities of that series;

(2)                                 the Holders of not less than 25% in principal amount of the Outstanding Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(3)                                 such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(4)                                 the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5)                                 no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities of that series;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 3.1.  Ratification of Senior Indenture.  Except as expressly modified or amended hereby, the Senior Indenture continues in full force and effect and is in all respects confirmed and preserved.

SECTION 3.2.  Governing Law.  This Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York.  This Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

SECTION 3.3.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.4.  Trustee.  The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

AVALONBAY COMMUNITIES, INC.

		By:	/s/ Kevin P. O’Shea
Kevin P. O’Shea
Chief Financial Officer

Attest:	/s/ Edward M. Schulman
Edward M. Schulman
Secretary

THE BANK OF NEW YORK MELLON,
as Trustee

		By:	/s/ Raymond K. O’Neil
Name: Raymond K. O’Neil
Title: Authorized Signatory